Exhibit 99.1

NEWS RELEASE

Gray Television Makes Significant Progress on Debt Reduction

and Replenishes Authorization for Additional Debt Reduction

Atlanta, Georgia – November 20, 2024. . . Gray Television, Inc. (“Gray,” “Gray Media,” the “Company,” “we,” “us” or “our”) (NYSE: GTN) has completed a series of transactions that collectively reduced the Company’s principal amount of debt outstanding by $278 million since October 1, 2024, bringing the Company’s total principal debt reduction to $519 million since January 1, 2024. Accordingly, our Board of Directors today has authorized an increase in our previously announced debt repurchase authorization, replenishing the authorization to a total of $250 million of available liquidity to repurchase our outstanding indebtedness. We anticipate that the meaningful reduction in our outstanding debt this year will result in a significant reduction of cash interest expense going forward.

Through various recently completed transactions since November 8, 2024, we have used approximately $204 million of cash on hand to repurchase and retire approximately $239 million of principal amount of debt consisting of:

(a) $5 million of outstanding principal of Term Loan D due December 1, 2028,

(b) $143 million of outstanding principal of 2027 Notes,

(c) $10 million of outstanding principal of 2030 Notes, and

(d) $81 million of outstanding principal of 2031 Notes.

As a result of these transactions, the Company currently has outstanding debt in the following principal amounts:

Principal Amount Outstanding	December 31, 2023	September 30, 2024	November 20, 2024
($ in millions)	Actual	Actual	Actual
Revolving Credit Facility due 12/31/2027 ($680 million commitment)		-	-
2021 Term Loan due 12/1/2028 (S + 300)		$1,439	$1,395
2024 Term Loan due 6/4/2029 (S + 525)		499	499
10.5% Senior Secured Notes due 7/15/2029		1,250	1,250
Total outstanding principal secured by a first lien	$2,660	$3,188	$3,144
5.875% Senior Unsecured Notes due 7/15/2026		10	10
7.000% Senior Unsecured Notes due 5/15/2027		671	528
4.750% Senior Unsecured Notes due 10/15/2030		800	790
5.375% Senior Unsecured Notes due 11/15/2031		1,300	1,219
Total outstanding principal, including current portion	$6,210	$5,969	$5,691

The extent of future repurchases, including the amount and timing of any repurchases, will depend on general market conditions, regulatory requirements, alternative investment opportunities and other considerations. This repurchase program supersedes any previous repurchase authorization, does not require us to repurchase a minimum amount of debt, and it may be modified, suspended or terminated at any time without prior notice.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “intend,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to complete its debt repurchasing efforts on the terms and within the timeframe currently contemplated, the reduction of cash interest expenses, and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

About Gray:

Gray Media, or Gray, is a multimedia company headquartered in Atlanta, Georgia, formally known as Gray Television, Inc. The company is the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 36 percent of US television households. The portfolio includes 77 markets with the top-rated television station and 100 markets with the first and/or second highest rated television station, as well as the largest Telemundo Affiliate group with 43 markets totaling nearly 1.5 million Hispanic TV Households. The company also owns Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Gray’s additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.graymedia.com.

Gray Contacts:

Jeff Gignac, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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